Exhibit 10.1

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
AVAYA HOLDINGS CORP. 2017 EQUITY INCENTIVE PLAN
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Participant:        [Participant Name]
Grant Date:        [Grant Date]
Grant Number:     [Client Grant ID]
Number of Performance Restricted Stock Units (“PRSUs”) Granted:    [_Target PRSUs_]
*    *    *
This PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (together with all appendices attached hereto, this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Avaya Holdings Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Avaya Holdings Corp. 2017 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, the Committee has determined under the Plan that it would be in the best interests of the Company to grant the Participant a Performance Award in the form of the PRSUs provided herein, each of which represents the right to receive one share of Common Stock upon vesting of such PRSU, subject to the terms and conditions contained in this Agreement and in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms, conditions and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms, conditions and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content and agrees to be bound thereby and hereby. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.    Grant of PRSUs. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of PRSUs specified above, subject to adjustment as provided for in the Plan, on the terms and conditions set forth in this Agreement, including, without limitation, in Appendix I, II and III attached hereto, and the Plan. The number of PRSUs granted under this Agreement represents the target number of PRSUs that can be earned by the Participant under this Agreement. The PRSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company. The Participant’s interest in the book-entry account shall be that of a general, unsecured creditor of the Company.
3.    Vesting. Subject to the Plan and the other terms of this Agreement, the PRSUs subject to this Agreement shall vest in accordance with the performance matrix set forth on Appendix I (the “Performance Matrix”).
4.    Settlement. Any PRSUs subject to this Award that vest in accordance with the terms of this Agreement and the Performance Matrix shall be settled in the manner set forth in the Performance Matrix.
5.    Non-Transferability. No portion of the PRSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PRSUs as provided herein.
6.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, including but not limited to Appendix I, Appendix II and III hereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any suit, action or proceeding with respect to this Agreement shall be governed by Section 13.9 of the Plan.
7.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 7.
8.    Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 8.

(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 shall not be available unless (A) a public trading market then exists for the Common Stock, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
9.    Entire Agreement; Amendment. Except as expressly set forth herein, this Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter; provided however, that the restrictive covenants contained in Appendix III hereto are in addition to and not in lieu of any other restrictive covenants by which the Participant may be bound. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Notices; Electronic Delivery and Acceptance. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company. The Company may, in its sole discretion, decide to deliver any documents related to PRSUs awarded under the Plan or future PRSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
11.    No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Employment and the cause of such Termination of Employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the

Participant’s employment or service at any time, for any reason and with or without Cause, and shall not guarantee any right to future employment.
12.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PRSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan), to the extent permitted under applicable law. This authorization and consent is freely given by the Participant.
13.    Compliance with Laws. Notwithstanding anything in this Agreement to the contrary, the grant of PRSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PRSUs or any shares of Common Stock or other property pursuant to this Agreement if any such issuance would violate any such requirements or laws. As a condition to the settlement of the PRSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.    Binding Agreement. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.
15.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
16.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
17.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
18.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

19.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of PRSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PRSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary compensation and shall not be considered as part of such compensation in the event of severance, redundancy or resignation.
20.    Acceptance of Agreement. Notwithstanding anything herein to the contrary, in order for this Award to become effective, the Participant must acknowledge acceptance of this Agreement no later than the sixtieth (60th) day following the Grant Date (the “Final Acceptance Date”). If the Participant’s acceptance of this Agreement does not occur by the Final Acceptance Date, then the entire Award shall be forfeited and cancelled without any consideration therefor, except as otherwise determined in the Committee’s sole and absolute discretion.
21.    No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.
22.    No Rights as a Stockholder. The Participant’s interest in the PRSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the shares of Common Stock unless and until such shares have been issued to the Participant in accordance with this Agreement and the Plan.
23.    Withholding. Notwithstanding the withholding provision in the Plan or anything else in this Agreement:
(a)    If in the tax jurisdiction in which the Participant resides, a tax withholding obligation arises upon vesting of the PRSUs (regardless of when the Common Stock underlying the PRSUs are delivered to the Participant), on each date that all or a portion of the PRSUs actually vests, if (1) the Company does not have in place an effective registration statement under the Securities Act and there is not a Securities Act exemption available under which the Participant may sell Common Stock or (2) the Participant is subject to a Company-imposed trading blackout, then unless the Participant has made other arrangements satisfactory to the Company, the Company will withhold from the shares of Common Stock to be delivered to the Participant such number of shares of Common Stock as are sufficient in value (as determined by the Company in its sole discretion) to cover the amount of the tax withholding obligation.
(b)    If in the tax jurisdiction in which the Participant resides, a tax withholding obligation arises upon delivery of the Common Stock underlying the PRSUs (regardless of when vesting occurs), then following each date that all or a portion of the PRSUs actually vests, the

Company will defer the delivery of the Common Stock otherwise deliverable to the Participant until the earliest of: (1) the date of the Participant’s Termination of Employment, (2) the date that the short-term deferral period under Section 409A of the Code expires with respect to such vested RSUs, or (3) the date on which the Company has in place an effective registration statement under the Securities Act or there is a Securities Act exemption available under which the Participant may sell Common Stock and on which the Participant is not subject to a Company-imposed trading blackout (the earliest of such dates, the “Delivery Date”). If on the Delivery Date (x) the Company does not have in place an effective registration statement under the Securities Act and there is not a Securities Act exemption available under which the Participant may sell shares of Common Stock or (y) the Participant is subject to a Company-imposed trading blackout, then unless the Participant has made other arrangements satisfactory to the Company, the Company will withhold from the shares of Common Stock to be delivered to the Participant such number of shares of Common Stock as are sufficient in value (as determined by the Company in its sole discretion) to cover the amount of the tax withholding obligation.
24.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PRSUs are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [●].
AVAYA HOLDINGS CORP.

By: /s/ Shefali Shah
Name: Shefali Shah
Title: Senior Vice President, Chief Administrative Officer

PARTICIPANT
[To be executed electronically.]

Appendix I
PRSUs Performance Matrix

The “target” number of PRSUs eligible to vest and be earned under this Agreement in accordance with this Performance Matrix is [Target PRSUs] (the “Target PRSUs”). However, the Participant is eligible to earn between 0%-150% of the Target PRSUs based on the Company’s level of achievement of the performance factors described below. In no event shall the Participant be eligible to earn more than 150% of the Target PRSUs (the “Maximum PRSUs”).
This performance award consists of three, separately measured fiscal year performance periods, each from October 1 of each of 2018, 2019, and 2020 through September 30 of each of 2019, 2020, and 2021, respectively (each, a “Performance Year”, and collectively, the “Performance Period”).
The “Performance Factor” shall be Adjusted EBITDA, as separately measured for each applicable Performance Year.
“Adjusted EBITDA” shall mean EBITDA as reported in the Company’s Form 10-K for the applicable Performance Year, excluding the impact of: adjustments for fresh start accounting; restructuring costs; advisory fees; investment banking, legal fees, integration costs and accelerated compensation expense relating to actual or potential acquisitions or divestitures, non-cash share-based compensation, asset impairment charges, gain or loss on sale/disposal of long-lived assets, gain or loss on the sale of a business, gain or loss on extinguishment or modification of debt, gain or loss on equity investment, resolution of legal matters (including reserves, settlements, and certain legal costs), changes in fair value of derivatives and Emergence Date Warrants as defined within Form 10-K, securities registration fees, gain or loss on foreign currency transactions, and pension/OPEB/nonretirement post-employment retirement benefits and long-term disability costs. In addition, the Compensation Committee shall equitably adjust Adjusted EBITDA for any Performance Year to reflect the impact of other special or non-recurring events not known as of the grant date of the Award if it determines such adjustment is necessary in order to prevent the enlargement or dilution of any benefits with respect to the Award; except that, any adjustment for the results of operations of acquired businesses shall be excluded for the Performance Year in which such acquisition occurs.
For each Performance Year, up to 1/3rd of the Maximum PRSUs shall become eligible to vest (subject to the other terms and conditions set forth herein) based on the Company’s actual level of achievement of the Performance Factor as compared to the threshold, target and maximum levels set forth on Appendix II, as illustrated in the table below:

Performance Year	Level of Achievement	Percentage of PRSUs Eligible to be Earned (as a percentage of 1/3 of the Target PRSUs)
Fiscal 2019: October 1, 2018 -September 30, 2019	Below Threshold	0%
	Threshold	75%
	Target	100%
	Maximum	150%
Fiscal 2020: October 1, 2019-September 30, 2020	Below Threshold	0%
	Threshold	75%
	Target	100%
	Maximum	150%
Fiscal 2021: October 1, 2020-September 30, 2021	Below Threshold	0%
	Threshold	75%
	Target	100%
	Maximum	150%

If, upon conclusion of the applicable Performance Year, achievement of the Performance Factor exceeds a specified level for such Performance Factor, but is below the next specified level, the percentage of PRSUs earned and eligible to vest shall be linearly interpolated on a straight-line basis. No PRSUs shall be earned in respect of the Performance Factor for any Performance Year for which achievement of the Performance Factor falls below the “Threshold” level established for that Performance Year.
Determination of Eligible Units. As soon as reasonably practicable following the completion of the applicable Performance Year, the Committee will determine (i) whether and to what extent the Performance Factor has been achieved, and (ii) the number of PRSUs that are deemed earned in respect of such Performance Year, which PRSUs shall remain eligible to vest on February 15, 2022 (the “Vesting Date”), so long as the Participant has not incurred a Termination of Employment prior to such date (the “Eligible Units”). The number of Eligible Units (if any) will be further adjusted following the end of the Performance Period (but prior to the Vesting Date) based on the TSR Modifier described below. Following the end of the Performance Period, any PRSUs that do not constitute Eligible Units following the Committee’s determination thereof will be automatically forfeited by the Participant without consideration. Except as otherwise set forth herein, if the Participant incurs a Termination of Employment prior to the Vesting Date, all PRSUs granted under this Agreement shall be forfeited.
Modifier Based on TSR (the “TSR Modifier”). Notwithstanding the foregoing, following the end of the Performance Period, the Company will measure its total shareholder return (“TSR”) relative to the other entities in the TSR Index (as defined below), as measured from the grant date through the last day of the Performance Period, in order to determine whether a performance modifier equal to +/- 25% will be applied to the number of Eligible Units certified by the Compensation Committee as “earned” as a result of achievement of the Performance Factor for the Performance Period.

If, following the end of the Performance Period, the Company’s Percentile is above 75%, then an additional number of PRSUs granted under this Agreement shall constitute Eligible Units, with such additional number to be calculated by multiplying (i) the number of Eligible Units earned in respect of the Performance Factor during the Performance Period by (ii) 1.25; provided, that in no event shall more than the Maximum PRSUs vest under this Agreement and, provided, further that if the Company’s absolute TSR is negative for the Performance Period, that in no event shall more than the Target PRSUs vest under this Agreement.

If, following the end of the Performance Period, the Company’s Percentile is at or below 25%, then the number of Eligible Units earned in respect of the Performance Factor during the Performance Period and that are eligible to vest shall be reduced to a number of PRSUs to be calculated by multiplying (i) the number of Eligible Units earned in respect of the Performance Factor during the Performance Period by (ii) 0.75.

Determination of TSR: TSR for the Company and each other entity in the TSR Index shall be determined in accordance with the following formula. TSR shall be equal to (a) divided by (b), expressed as a percentage, where:

(a)     is equal to the sum of (i) and (ii), where (i) is the difference determined by the Ending Price minus the Starting Price (each as defined below); and (ii) is the sum of all dividends paid on common stock during the Performance Period, provided that all dividends are treated as reinvested in the Company’s common stock on the ex-dividend date; and

(b)    is equal to the Starting Price.

For purposes of determining TSR:
“Starting Price” means, with respect to the Company, the average closing price of one share of the Company’s common stock on the applicable stock exchange during the 30 days immediately preceding and including the grant date, and, for each other entity in the TSR Index, means such entity’s closing price on the grant date.

“Ending Price” means, with respect to the Company, the average closing price of one share of the Company’s common stock on the applicable stock exchange during the 30 days immediately preceding and including the last day of the Performance Period, and, for each other entity in the TSR Index, means such entity’s closing price on the last trading day included in the Performance Period.

The Company’s “Percentile” shall be equal to the absolute value of the difference obtained by 100% minus the quotient of (A) the Rank (as defined below), divided by (B) the total number of entities in the TSR Index (including the Company, but after removal of any entities in accordance with calculation of the Rank), expressed as a percentage.

The Company’s “Rank” shall be determined by the Company’s position within the ranking of each entity in the TSR Index (as defined below, which includes the Company) in descending order based on their respective TSRs (with the highest TSR having a Rank of one). For purposes of developing the ordering provided in the immediately-preceding sentence, (A) any entity that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order of any entity in the TSR Index, and (B) any entity that is acquired during the Performance Period, or otherwise no longer listed on a national securities exchange at the end of the Performance Period (other than the Company), shall be removed from the TSR Index and shall be excluded for purposes of ordering the entities in the TSR Index (and for purposes of calculating the Company’s Percentile).

In addition to the Company, the “TSR Index” shall be comprised of the Russell 2000 Index as in effect on the grant date, subject to adjustment at end of the Performance Period as set forth in the definition of Rank above.

Treatment upon a Change in Control; Qualifying Terminations. The provisions of Section 10.1 of the Plan shall govern the treatment of the PRSUs upon the occurrence of a Change in Control; provided, that if the Committee determines to treat the PRSUs in accordance with Section 10(1)(a) of the Plan (i.e., if the PRSUs are continued, assumed or substituted in connection with such Change in Control), the following provisions shall apply: in the event the Participant incurs a Termination of Employment prior to the Vesting Date as a result of the Participant’s Termination of Employment without Cause (other than death or Disability), or by the Participant for Good Reason (any such Termination of Employment, a “Qualifying Termination”), and such Qualifying Termination occurs (i) only to the extent the Participant is also a participant in the Avaya Inc. Change in Control Severance Plan, during a Potential Change in Control Period, as such term is defined in the Avaya Inc. Change in Control Severance Plan or (ii) within the twelve (12) month period immediately following a Change in Control, subject to the Participant’s execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and continued compliance with Appendix I to this Agreement,

(1) any Eligible Units attributable to a Performance Year ending prior to the date of such Termination of Employment shall immediately vest and be settled, and

(2) any PRSUs eligible to be earned based upon achievement of the Performance Factor for (i) the Performance Year in which such Termination of Employment occurs and (ii) any Performance Year commencing following the date of such Termination of Employment, shall immediately vest and be settled at “target” level achievement. Any PRSUs that do not vest as a result of the foregoing sentence shall immediately be cancelled and forfeited for no consideration.

Upon a Change in Control, the Compensation Committee will apply the TSR Modifier to the number of Eligible Units attributable to any Performance Year that has elapsed as of the Change in Control date, with the last day of the Performance Period being deemed to be the effective date of the Change in Control for purposes of applying the TSR Modifier.

Settlement of Eligible Units. Any PRSUs that become vested on the Vesting Date will be settled within 10 business days following the Vesting Date, subject to Section 23 of the Agreement.

Appendix II
Threshold, Target and Maximum Levels Applicable to the Performance Factor
(Adjusted EBITDA, in Millions)

Performance Year	Threshold	Target	Maximum
Fiscal 2019: October 1, 2018 -September 30, 2019
Fiscal 2020: October 1, 2019-September 30, 2020
Fiscal 2021: October 1, 2020-September 30, 2021

Levels shown above are subject to any applicable adjustments permitted under the Plan.

Appendix III
NON-DISCLOSURE, IP ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION

By executing the Award Agreement, the Participant acknowledges the importance to Avaya Holdings Corp. and its Affiliates existing now or in the future (hereinafter referred to collectively as the “Company” or “Avaya”), of protecting its confidential information and other legitimate business interests, including, without limitation, the valuable trade secrets and good will that it develops or acquires. The Participant further acknowledges that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable and necessary. The Participant undertakes the obligations in this Appendix I in consideration of the Participant’s initial and/or ongoing relationship with the Company, this Award, the Participant’s being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which the Participant acknowledges. As used in this Appendix I, “relationship” refers to a Participant’s employment or association as an advisor, consultant or contractor, with the Company, as applicable.

1.    Loyalty and Conflicts of Interest

1.1.    Exclusive Duty. During the Participant’s relationship with the Company, the Participant will not engage in any other business activity that creates a conflict of interest except as permitted by the Company’s Code of Conduct, as in effect from time to time.

1.2.    Compliance with Company Policy. The Participant will comply with all lawful policies, practices and procedures of the Company, as these may be implemented and/or changed by the Company from time to time. Without limiting the generality of the foregoing, the Participant acknowledges that the Company may from time to time have agreements with other Persons which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. The Participant will comply with and be bound by all such obligations and restrictions which the Company conveys to the Participant and will take all actions necessary (to the extent within Participant’s power and authority) to discharge the obligations of the Company under such agreements.

2.    Confidentiality

2.1.    Nondisclosure and Nonuse of Confidential Information. All Confidential Information, as defined below, which the Participant creates or has access to as a result of the Participant’s relationship with the Company, is and shall remain the sole and exclusive property of the Company. The Participant will never, directly or indirectly, use or disclose any Confidential Information, except (a) as required for the proper performance of the Participant’s regular duties for the Company, (b) as expressly authorized in writing in advance by the Company’s General Counsel, (c) as required by applicable law or regulation, or (d) as may be reasonably determined by the Participant to be necessary in connection with the enforcement of Participant’s rights in connection with this Appendix I. This restriction shall continue to apply after the termination of the Participant’s relationship with the Company or any restriction time period set forth in this Appendix I, howsoever caused. The Participant shall furnish prompt notice to the Company’s General Counsel of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

2.2.    Permissible Disclosure. Nothing in the Award Agreement or this Appendix I shall prohibit or restrict the Company, the Participant or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Award Agreement, including without limitation, this Appendix I, or the Plan, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or the Plan prohibits or restricts Avaya or the Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

2.3.    Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Avaya that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by Avaya for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, so long as the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement or the Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

2.4.    Use and Return of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. Except as required for the proper performance of the Participant’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Participant will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Participant will safeguard, and return to the Company immediately upon termination of the Participant’s relationship with the Company, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors, and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Participant’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Participant may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Participant will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 2.4 to the contrary, the Participant shall be permitted to retain copies of all Documents evidencing Participant’s hire, equity, compensation rate and benefits, this Appendix I, and any other agreements between the Participant and the Company that the Participant has signed or electronically accepted.

3.    Non-Competition, Non-Solicitation, and Other Restricted Activity

3.1.    Non-Competition. This paragraph is applicable to Participants who hold Senior Director and higher positions as of the date this Award is accepted. During the Participant’s relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, whether paid or not, (a) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (b) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (c) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate him or herself with, any business whose business, product(s) or operations are in any respect competitive with or otherwise similar to the Company’s business. The foregoing covenant shall cover the Participant’s activities in every part of the Territory. “Territory” shall mean (a) all states of the United States of America from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Participant’s relationship with the Company; and (b) all other countries from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Participant’s relationship with the Company. The foregoing shall not prevent: (a) passive ownership by the Participant of no more than two percent (2%) of the equity securities of any publicly traded company; or (b) the Participant’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as (i) no division or subsidiary to which the Participant provides services is in any way competitive with or similar to the business of the Company, and (ii) the Participant is not involved in, and does not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.

3.2.    Good Will. Any and all good will which the Participant develops during his or her relationship with the Company with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of the Participant’s relationship with the Company, howsoever caused.

3.3.    Non-Solicitation of Customers. During the Participant’s relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any customer of the Company for the purposes of conducting business that is competitive with or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way; provided that this restriction applies (i) only with respect to those customers who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Participant has performed work for such customer during his or her relationship with the Company, has been introduced to, or otherwise had contact with, such customer as a result of his or her relationship with the Company, or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

3.4.    Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During his or her relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purposes of this Appendix I, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

3.5.    Non-Solicitation of Others. The Participant agrees that for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company, for any reason, whether voluntary or involuntary, the Participant will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of his or her relationship with the Company, to terminate or adversely modify any business relationship with the Company, or not to proceed with, or enter into, any business relationship with the Company, nor shall the Participant otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

3.6.    Notice of New Address and Employment. During the twelve (12)month period immediately following the termination of Participant’s relationship with the Company, for any reason, whether voluntary or involuntary, the Participant will promptly provide the Company with pertinent information concerning each new job or other business activity in which the Participant engages or plans to engage during such twelve (12)-month period as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Appendix I. The Participant shall notify any new employer(s) of the Participant’s obligations under this Appendix I, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Appendix I. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder. Any breach of this Section 3.6 shall constitute a material breach of this agreement.

3.7.    Acknowledgement of Reasonableness; Remedies. In signing or electronically accepting the Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all the terms and conditions hereof. The Participant acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which Participant is bound by them. The Participant will never assert, or permit to be asserted on the Participant’s behalf, in any forum, any position contrary to the foregoing. Were the Participant to breach any of the provisions of this Appendix I, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and the Participant agrees that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to the Company, in the event of the Participant’s breach of any of the provisions of this Appendix I, the Participant will forfeit any award or payment made pursuant to any applicable severance or other incentive plan or program, or if a payment has already been made, the Participant will be obligated to return the proceeds to the Company.

3.8.    Unenforceability. In the event that any provision of this Appendix I shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The 12-month period of restriction set forth in Sections 3.1, 3.3, 3.4 and 3.5 hereof and the 12-month period of obligation set forth in Section 3.6 hereof shall be tolled, and shall not run, during any period of time in which the Participant is in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

3.9.    Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 3 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at the Company, they shall not apply if the Participant is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Participant is licensed as an attorney.

3.10.    Attorneys’ Fees and Costs. Except as prohibited by law, the Participant shall indemnify the Company from any and all costs and fees, including attorneys’ fees, incurred by the Company in successfully enforcing the terms of this Award Agreement against the Participant, (including, but not limited to, a court partially or fully granting any application, motion, or petition by the Company for a temporary restraining order, preliminary injunction, or permanent injunction), as a result of the Participant’s breach or threatened breach of any provision contained herein. Upon successful enforcement, the Company shall be entitled to recover from the Participant its costs and fees incurred to date at any time during the course of a dispute (i.e., final resolution of such dispute is not a prerequisite) upon written demand to the Participant.

3.11.    Enforcement. The Company agrees that it will not enforce Sections 3.1, 3.3, 3.5 or the portion of Section 3.4 that prohibits Participant from hiring Company employees and independent contractors to restrict Participant’s employment in any jurisdiction in which such enforcement is contrary to law or regulation to the extent that Participant is a resident of such jurisdiction at the time Participant’s relationship with the Company terminates and does not otherwise change residency during the restriction period.

4.    Intellectual Property

4.1.    In signing or electronically accepting the Award Agreement, the Participant hereby assigns and shall assign to the Company all of his or her rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Participant during the period of his or her relationship with the Company, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (a) in the course of such relationship, (b) relating to the actual or anticipated business or research development of the Company, or (c) with the use of Company time, material, private or proprietary information, or facilities, except as provided in Section 4.5 below.

4.2.    The Participant will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary, including but not limited to providing or signing additional documentation that is reasonably necessary to the Company or its designee, to enable the Company to secure, maintain and/or perfect a patent, copyright or other form of protection for said Intellectual Property anywhere in the world. Participant agrees that this obligation shall continue after Participant’s relationship with the Company terminates. If the Company is unable because of Participant’s mental or physical incapacity or for any other reason to secure Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Intellectual Property assigned to the Company as above, then Participant hereby irrevocably designates and appoints the Company or its designee and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and on Participant’s behalf and instead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Participant.

4.3.    The Participant acknowledges that the copyrights in Intellectual Property created with the scope of his or her relationship with the Company belong to the Company by operation of law. Participant further acknowledges and agrees that the decision whether or not to commercialize or market any Intellectual Property developed by Participant solely or jointly with others is within the Company’s sole benefit and discretion and that no payment will be due to Participant as a result of the Company’s efforts to commercialize or market such Intellectual Property.

4.4.    The Participant has previously provided to the Company a list (the “Prior Invention List”) describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Participant prior to his or her relationship with the Company, which belong to the Participant and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no Prior Invention List was previously provided, the Participant represents and warrants that there are no such Prior Inventions. Participant will not incorporate, or permit to be incorporated, any Prior Invention into an Avaya product, process, machine, solution or system without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Participant’s relationship with the Company, Participant incorporates into an Avaya product, process, machine, solution or system a Prior Invention owned by Participant or in which Participant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, offer for sale and import, such Prior Invention as part of or in connection with such product, process, machine, solution or system.

4.5.    Exception to Assignments. THE PARTICIPANT UNDERSTANDS THAT THE PROVISIONS OF THIS AWARD AGREEMENT REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INTELLECTUAL PROPERTY FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON PARTICIPANT’S OWN TIME, UNLESS (A) THE INVENTION RELATES (i) DIRECTLY TO THE BUSINESS OF THE COMPANY, OR (ii) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT; (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY PARTICIPANT FOR THE COMPANY; OR (C) THE INTELLECTUAL PROPERTY OTHERWISE QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT A). THE PARTICIPANT WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT PARTICIPANT BELIEVES MEET THE CRITERIA FOR

THIS SECTION 4.5 EXCEPTION TO ASSIGNMENTS AND WHICH WERE NOT OTHERWISE DISCLOSED ON THE PRIOR INVENTION LIST PREVIOUSLY DELIVERED TO THE COMPANY TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

5.    Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere in this Appendix I. For purposes of this Appendix I, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach of Section 2 hereof by the Participant), (B) is or has been independently developed or conceived by the Participant without use of the Company’s Confidential Information or (C) is or has been made known or disclosed to the Participant by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which the Participant is aware.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

6.    Compliance with Other Agreements and Obligations

The Participant represents and warrants that his or her employment or other relationship with the Company and execution and performance of the Award Agreement, including this Appendix I, will not breach or be in conflict with any other agreement to which the Participant is a party or is bound, and that the

Participant is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Participant’s obligations hereunder or the Participant’s duties and responsibilities to the Company, except as disclosed in writing to the Company’s General Counsel no later than the time an executed copy of the Award Agreement, including this Appendix I, is returned by the Participant. The Participant will not disclose to or use on behalf of the Company, or induce the Company to use, any proprietary information of any previous employer or other third party without that party’s consent. Participant agrees that if in the course of his or her relationship with the Company, Participant is asked for information relating to Participant’s former employers’ business that would require Participant to reveal information that is not publicly available, Participant will refrain from using and providing such information.

7.    Entire Agreement; Severability; Modification

With respect to the subject matter hereof, this Appendix I sets forth the entire agreement between the Participant and the Company, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. If the Participant previously executed an Award Agreement with an Appendix I or other schedule containing similar provisions, this Appendix I shall supersede such agreement. In the event of conflict between this Appendix I and any prior agreement between the Participant and the Company with respect to the subject matter hereof, this Appendix I shall govern. The provisions of this Appendix I are severable, and no breach of any provision of this Appendix I by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse the Participant’s obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Appendix I shall be of any force or effect, and this Appendix I shall be interpreted as if such change had not been made. This Appendix I may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Participant and the Company’s General Counsel. If any provision of this Appendix I should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Appendix I shall survive any termination if so provided in this Appendix I or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of the Participant’s relationship with the Company shall operate to extinguish the Participant’s obligations hereunder or require that a new agreement concerning the subject matter of this Appendix I be executed.

8.    Assignment

Neither the Company nor the Participant may make any assignment of this Appendix I or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Appendix I without the Participant’s consent (a) in the event that the Participant is transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any company or entity or transfer to any company or entity all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which the Participant is at any time associated. This Appendix I shall inure to the benefit of and be binding upon the Participant and the Company, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.    Successors

The Participant consents to be bound by the provisions of this Appendix I for the benefit of the Company, and any successor or permitted assign to whose employ the Participant may be transferred, without the necessity that a new agreement concerning the subject matter or this Appendix I be re-signed at the time of such transfer.

10.    Acknowledgement of Understanding

In signing or electronically accepting the Award Agreement, the Participant gives the Company assurance that the Participant has read and understood all of its terms; that the Participant has had a full and reasonable opportunity to consider its terms and to consult with any person of his or her choosing before signing or electronically accepting; that the Participant has not relied on any agreements or representations, express or implied, that are not set forth expressly in the Award Agreement, including this Appendix I; and that the Participant has signed the Award Agreement knowingly and voluntarily.

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EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”